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                                                                     EXHIBIT 5.1

                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

Synopsys, Inc.
700 East Middlefield Road
Mountain View, California 94043

October 18, 2001

  Re: Synopsys, Inc. Registration Statement on Form S-4 for Shares of Common Stock

Ladies and Gentlemen:

   We have acted as special outside counsel to Synopsys, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of that number of shares of the Company's Common Stock, $0.01 par value, issuable pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of July 2, 2001, by and among Synopsys, Inc., Oak Merger Corporation and IKOS Systems, Inc. (the "Shares") pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

   This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

   We have reviewed the Company's Fourth Amended and Restated Certificate of Incorporation, as amended and Restated Bylaws and the resolutions adopted by the Board of Directors of the Company at its meeting on June 25, 2001 in connection with the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

   We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

   This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We have assumed that all closing conditions under the Merger Agreement will be satisfied and not waived. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                          Very truly yours,

                                          /s/ BROBECK, PHLEGER & HARRISON LLP